    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2001
                                                             FILE NO. 333-______

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                                  IBASIS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                            04-3332534
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)


                     20 SECOND AVENUE, BURLINGTON, MA 01803
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                          ----------------------------

     SHARES OF RESTRICTED STOCK ORIGINALLY ISSUED OR TO BE ISSUED UNDER THE

     PRICEINTERACTIVE, INC. AMENDED AND RESTATED 2000 RESTRICTED STOCK PLAN

           ASSUMED BY IBASIS, INC. IN CONNECTION WITH THE ACQUISITION
                            OF PRICEINTERACTIVE, INC.

                            (FULL TITLE OF THE PLAN)

                          ----------------------------

                                   OFER GNEEZY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  iBasis, Inc.
                                20 Second Avenue
                              Burlington, MA 01803
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (781) 505-7500
           TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE

                          ----------------------------

                                   COPIES TO:

                             JOHAN V. BRIGHAM, ESQ.
                                BINGHAM DANA LLP
                               150 Federal Street
                              Boston, MA 02110-1726
                                 (617) 951-8000

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                 TITLE OF                 AMOUNT TO BE      PROPOSED MAXIMUM            PROPOSED MAXIMUM           AMOUNT OF
        SECURITIES TO BE REGISTERED        REGISTERED    OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------

   Common Stock,  $0.01 par value per
   share...............................     987,262            $1.95 (1)               $1,925,160.90 (1)           $482.00
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 987,262 shares at a purchase price of $1.95 per share, which is the average of high and low prices reported on the Nasdaq National Market quotation system on August 10, 2001. It is not known how many of these shares will be sold under this Registration Statement or at what price these shares will be sold.

===============================================================================

                               P R O S P E C T U S

                                 987,262 SHARES
                                  IBASIS, INC.

                                  COMMON STOCK


         Selling stockholders identified or described in this prospectus may sell up to 987,262 shares of common stock of iBasis, Inc. iBasis will not receive any of the proceeds from the sale of shares by the selling stockholders. iBasis' common stock is listed on the Nasdaq National Market quotation system under the symbol "IBAS". On August 10, 2001, the closing price of the common stock, as reported on Nasdaq, was $1.90 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."



                 The date of this prospectus is August 17, 2001.

                       WHERE YOU CAN GET MORE INFORMATION

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of common stock to which it relates, or an offer of these shares of common stock to any person in any jurisdiction in which such offer is unlawful. The information contained in this document may only be accurate as of the date of this document.

         This prospectus constitutes part of a registration statement filed by iBasis with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, since we have omitted some parts in accordance with the SEC's rules and regulations. For further information about iBasis and the shares being offered by this prospectus, please refer to the registration statement and to its exhibits. Copies of the registration statement may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the public reference facilities of the SEC at the address set forth below.

         iBasis files annual, quarterly and special reports, proxy statements and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934. You may read and copy any document filed by us at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of this material electronically on the SEC's home page on the Web at http://www.sec.gov. iBasis' common stock is traded on the Nasdaq National Market System, and information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, DC 20006.

         The SEC permits us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered by our registration statement have been sold or that deregisters all of our securities then remaining unsold:

1. our annual report on Form 10-K filed on February 26, 2001 for the year ended December 31, 2000;

2.       our current report on Form 8-K filed on March 14, 2001;

3.       our quarterly report on Form 10-Q filed on August 14, 2001; and

4. the description of our common stock contained in our registration statement filed with the SEC on August 24, 1999 under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

         Any statement in the documents incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement that is so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

         You may obtain without charge, upon written or oral request, a copy of
(1) any of the documents incorporated by reference in this prospectus, but not exhibits to these documents, and (2) copies of all reports, proxy statements and other communications distributed by iBasis to its security holders generally, but not to the extent you have already received these reports, proxy statements and other communications. You should address requests to iBasis, Inc.,
Attention: Investor Relations, 20 Second Avenue, Burlington, Massachusetts 01803, (781) 505-7500.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus and in the information incorporated by reference herein. The factors set forth below under "Risk Factors" and other cautionary statements made in or incorporated by reference into this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. iBasis cautions readers not to place undue reliance on these statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

         ANY INVESTMENT IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, WHICH WE BELIEVE ARE ALL THE MATERIAL RISKS TO OUR BUSINESS, INCLUDING THE BUSINESS OF PRICEINTERACTIVE, INC. OF RESTON, VIRGINIA, WHICH WE ACQUIRED FEBRUARY 27, 2001 AND WHICH IS NOW CALLED OUR SPEECH SOLUTIONS LINE OF BUSINESS, TOGETHER WITH THE INFORMATION CONTAINED ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS, BEFORE YOU MAKE A DECISION TO INVEST IN OUR COMPANY.

                         RISKS RELATED TO OUR OPERATIONS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO BASE YOUR INVESTMENT DECISION, AND YOU MAY INACCURATELY ASSESS OUR PROSPECTS FOR SUCCESS.

We were incorporated in August 1996 and first began to offer commercial services in May 1997. Due to our limited operating history, it is difficult for us to predict future results of operations both for our core business and our enhanced service offerings. Moreover, we cannot be sure that we have accurately identified all of the risks to our business, especially because we use new, and in many cases, unproven technologies and provide new services, the technical implementation of which on a commercial scale, and widespread commercial acceptance of, is yet unproven. As a result, our past results and rates of growth may not be meaningful indicators of our future results of operations. Also, your assessment of the prospects for our success may prove inaccurate.


WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

During 2000, we incurred a net loss of $62.3 million. As of June 30, 2001, we had an accumulated deficit of $210 million. We expect to continue to incur operating losses and negative cash flows as we incur significant operating expenses and make capital investments in our business. Our future profitability will depend on our being able to deliver calls over our network at a cost to us that is less than what we are able to charge for our calls, and utilize our network to deliver new, enhanced services on a profitable basis. Our costs to deliver calls are dependent on a number of factors, including the countries to which we direct calls and whether we are able to use the Internet, rather than another component of our network or more expensive back-up networks, to deliver calls. The prices that we are able to charge to deliver calls over our network vary, based primarily on the prices currently prevailing in the international long distance carrier market to specific countries. While we are currently able to terminate a substantial number of the calls carried over our network profitably on an operating basis, we have been unable to operate our entire network profitably on an operating basis for sustained periods of time. Our ability to deliver new services or capabilities like unified communications, our Speech Solutions offerings and other new services, also depends on a variety of factors. Unified messaging, for which we use the brand name VoCore(TM), allows our customers to offer end-users voicemail, email, and faxes accessible from a variety of devices, including telephones and personal computers. We have only begun to recognize revenue from VoCore as of May, 2001. Our SpeechPort service offering has achieved only relatively small amounts of revenue to date. It may take longer than we expect to gain acceptance by customers for these services or for providing these services through our network. In addition, we may be unable to make effective use of the technology we employ, scale the service for wide use, or leverage our network infrastructure adequately to take advantage of possible economies of scale. We may not ever generate sufficient revenues, or reduce costs to the extent necessary, to permit us to achieve profitability. Even if we do become profitable, we may not sustain or increase profitability on a quarterly or annual basis in the future.


FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS THAT RESULT FROM VARIOUS FACTORS INHERENT IN OUR BUSINESS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

Our revenue and results of operations have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are not in our control, including, among others:

o the amount of Internet Telephony traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

o our ability to generate revenues from the delivery of enhanced services like VoCore, the Speech Solutions offerings or new services, that are appealing to the market;

o        pricing pressure in the international long distance market;

o the percentage of traffic that we are able to carry over the Internet, or over our dedicated international private circuit lines, rather than over the more costly traditional public-switched telephone network;

o loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;

o our ability to negotiate lower termination fees charged by our local providers if our pricing deteriorates;

o our continuing ability to negotiate competitive costs to interconnect our network with those of other carriers;

o        capital expenditures required to expand or upgrade our network;

o        changes in call volume among the countries to which we complete calls;

o the portion of our total traffic that we carry over more attractive routes could fall, independent of route-specific price, cost or volume changes;

o technical difficulties or failures of our network systems or third-party delays in expansion or provisioning system problems;

o loss of major customers because of bankruptcies, or our inability to collect amounts owed to us; and

o        currency fluctuations in countries where we operate.

Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts and investors. A discrepancy of this nature could cause the price of our common stock to decline significantly.


WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ATTAIN PROFITABILITY IF COMMUNICATIONS SERVICE PROVIDERS AND OTHERS ARE RELUCTANT TO USE OUR SERVICES OR DO NOT USE OUR SERVICES, INCLUDING ANY ENHANCED SERVICES, IN SUFFICIENT VOLUME.

If the market for Internet telephony and other new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected. Our customers may be reluctant to use our Internet telephony services for a number of reasons, including:

o perceptions that the quality of voice transmitted over the Internet is low;

o        perceptions that Internet telephony is unreliable;

o our inability to deliver traffic over the Internet with significant cost advantages; and

o        development of their own capacity on routes served by us.

Our potential customers for our new services may be reluctant to use these services as a result of perceptions that our enhanced services are unnecessary, too expensive, ineffective, or not appealing to their end-users or client base. The growth of our core business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. If the volume of international voice and fax traffic fails to increase, or decreases, and these third-parties do not employ our network, our ability to become profitable will be materially and adversely affected. In addition, we cannot assure investors that communications service providers and their end-users and others will be receptive to, and subscribe to, unified communications services, or any other enhanced services that we elect to deploy on our network. Any perceived problems with the reliability or functionality of any new services that we offer could discourage communications service providers or others from offering these services to their customers. In addition, the development of new capabilities, such as VoCore and other new services, may require substantial additional capital expenditures to be made well in advance of generating any revenue from these services or demonstrating any market acceptance of these services. If carriers and other communications service providers do not employ our network to offer any new services to their customers, or if their customers do not subscribe for the services when offered, our results of operations will be materially adversely affected. We cannot assure you that end-users will continue to purchase services from our customers or that our customers will maintain a demand for our services.


WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE SPEECH SOLUTIONS OPERATIONS AND BUSINESS TO MAXIMIZE THE POTENTIAL BENEFITS OF THE MERGER.

After the merger with PriceInteractive,Inc., we have tried to preserve and increase the potential benefits that may result from the combined companies. These benefits include, among others, expanded and complementary product offerings, an increased sales force, greater market exposure, and new technology and engineering and development personnel. Achieving these benefits from the merger will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of market opportunity or key employees or the diversion of the attention of management.

Among some of the challenges we continue to face are:

o        operational or technological procedures that may not be compatible;

o significant diversion of management's time and attention that could otherwise be spent on attracting business prospects, enhancing services or other matters;

o developing long-term strategies in dynamic business cultures and different markets;

o maintaining key personnel without which it could be difficult to complete existing projects or undertake new projects; and

o        increased costs associated with the integration of the two companies.

In addition, we cannot assure you that our businesses will achieve revenues, specific net income or loss levels, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined company in any future period. Further, the combined company may experience slower rates of growth as compared to historical rates of growth of them independently.


WE MAY FACE QUALITY AND CAPACITY PROBLEMS UPON FAILURES BY THIRD PARTIES.

VENDORS. Our Internet Telephony line of business relies upon third-party vendors to provide us with the equipment and software that we use to transfer and translate calls from traditional voice networks to the Internet, and vice versa. For example, we purchase substantially all of our Internet telephony equipment from Cisco Systems. Our Speech Solutions and messaging lines of business rely upon third-party vendors to provide speech recognition and other technologies. We cannot assure you that we will be able to continue purchasing this equipment and software from our vendors on acceptable terms, if at all. If we become unable to purchase from these vendors the software and equipment that we require, we may not be able to maintain or expand our offerings to accommodate growth. As a result, we may be unable to increase revenues sufficiently to become profitable. See also "Strategic Relationships" below.

PARTIES THAT MAINTAIN PHONE AND DATA LINES. Our business model depends on the availability of the Internet and traditional telephone networks to transmit voice and fax calls, dial-up access to such networks, and to provide other enhanced services. Third parties maintain and, in many cases, own these networks and other components that comprise the Internet. Some of these third parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to maintain their lines properly and disrupt our ability to provide service to our customers. Sometimes local governments may suspend or interrupt the access of these lines. Any failure by these third parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls or provide other services could discourage our customers from using our network or enhanced services, which could have the effect of delaying or preventing our ability to become profitable.

LOCAL COMMUNICATIONS SERVICE PROVIDERS. We maintain relationships with local communications service providers in many countries for our Internet Telephony business, some of whom own the equipment that translates voice to data in that country. We rely upon these third parties both to provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide capacity, which would affect our ability to complete calls to those destinations. We cannot assure you that we will be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we cannot assure you that we will be able to increase the number of countries to which we provide service. We also may not be able to enter into relationships with enough overseas local service providers to handle increases in the volume of calls that we receive from our customers. Finally, any technical difficulties that these providers suffer would affect our ability to transmit calls to the countries that those providers help us serve.

STRATEGIC RELATIONSHIPS. We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend in large part on our joint marketing and product development efforts with Cisco Systems to achieve market acceptance and brand recognition in some markets. Our VoCore service relies on technology and services from companies such as OpenWave, EMC and Hewlett-Packard. Strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In addition, our Speech Solutions line of business also depends in part on its strategic relationships with SpeechWorks International, Inc. and MicroStrategy. In general, if we lose these or other key strategic relationships, or if we fail to maintain or develop new relationships in the future, our ability to expand the scope and capacity of our network and services provided, and to maintain state-of-the-art technology, would be materially adversely affected. New services will also rely on key strategic relationships, which will be subject to the same considerations.

THE MARKET DEMAND FOR VOCORE, SPEECH SOLUTIONS, AS WELL AS ANY NEW SERVICES MAY NOT DEVELOP AS ANTICIPATED, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

Our future financial performance depends in part on growth in demand for VoCore, Speechport speech recognition services and products, and other services including conferencing. If the market for these services and products does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our results of operations will be adversely affected. The markets for unified messaging and voice application services and products is relatively new and evolving. The adoption of these services and products could be hindered by the perceived cost, quality and reliability of these new technologies, as well as the reluctance among businesses that have invested substantially in legacy equipment that provide traditional email, voicemail and/or touch-tone-based, interactive voice response and other systems. The continued development of the market for our enhanced services and products will depend upon the:

o widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;

o commitments by businesses and carriers of outsourced hosted solutions for messaging, call centers, and other applications such as conferencing;

o widespread adoption of solutions to unify a variety of communications modes through one solution;

o        consumer acceptance of these applications; and

o continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.

The market for speech-activated services is new and potential industry standards, such as VoiceXML, have not yet matured. If multiple standards are adopted, we may need to support them, which would require additional time and resources, and could negatively impact revenue and margins. If we fail to meet subscriber expectations, even if demand for VoCore and new voice application services grows, the marketability of VoCore and any other service could be materially reduced.


THE QUALITY OF SPEECH APPLICATIONS OVER AN IP NETWORK HAS NOT YET BEEN FULLY PROVEN AND FAILURES BY VOICE SITE PROVIDERS TO ADOPT THESE APPLICATIONS MAY HARM OUR FUTURE RESULTS OF OPERATIONS.

Speech applications, such as our SpeechPort, have not been extensively tested on Internet Protocol infrastructures. If performance and accuracy of speech services are negatively affected by a particular IP infrastructure, the commercial acceptance of these applications by voice site providers on that infrastructure will be low. Failure by voice site providers to adopt these applications may have a material negative impact on our results of operations, which could cause our stock price to decline. As an international company, iBasis is also dependent upon the further development of text-to-speech and speech recognition applications in multiple languages.


OUR CUSTOMERS MAY REQUIRE A LONGER SALES AND IMPLEMENTATION CYCLE OR COULD NOT BE READY TO COMMIT TO OUTSOURCED SOLUTIONS, WHICH COULD NEGATIVELY AFFECT OUR REVENUE PLANS.

If actual sales and development cycles for our enhanced offerings are substantially longer than anticipated, revenue targets would not be met. Additionally, revenue targets may not be met if businesses and our potential customers delay their decisions to adoptand implement outsourced solutions for speech-enabled applications. The failure or lack of effective third-party technologies and services could limit our ability to generate revenues. Some of our enhanced service offerings are dependent on technology developed by third parties. These technologies include:

o        email servers that process both email messages and voicemail messages;

o        software that converts text to speech;

o        speech recognition software;

o        billing system software;

o        conferencing software; and

o        network operations center servers, routers and other equipment.

We will continue to incorporate third-party technologies in future unified communications and speech application services and products. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services or products, market acceptance of our services or products could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues. In addition, we rely and will continue to rely on services supplied by third parties such as telecommunications, Internet access and electrical power for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR VARIOUS SERVICES.

The market for Internet voice, fax and other enhanced services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as GRIC Communications and ITXC Corp., route traffic to destinations worldwide and compete directly with us. Also, Internet telephony service providers, such as Net2Phone, that presently focus on retail customers, may in the future enter our market and compete with us. These retail-oriented carriers also provide PC-to-PC services at very low prices or for free. Perceived competition with this market segment could drive our prices down. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. In particular, AT&T invested over $2 billion in Net2Phone in April. We also face competition from other companies who offer unified communications and speech recognition applications. We directly compete at the wholesale level with a number of other unified communications providers such as deltathree.com, Orchestrate, Tornado Development, and uReach. Some of the competition (e.g., deltathree.com and Tornado Development) sell unified communications directly to end users in addition to selling at the wholesale level. Furthermore, voice portal companies such as TellMe and BeVocal may in the future develop business models that compete directly with our Speech Solutions business. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to impose downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.


WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES ON OUR WHOLESALE INTERNATIONAL INTERNET TELEPHONY SERVICES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES, WHICH COULD DELAY OR PREVENT OUR PROFITABILITY.

As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer Internet telephony services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country on a cost-effective basis. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country would have a material adverse effect on our ability to operate our network and Internet telephony business profitably.


A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

Because we provide many of our services internationally, we are subject to additional risks related to operating in foreign countries. In particular, in order to provide services and operate facilities in some countries, we have established subsidiaries or other legal entities. Associated risks include:

o unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony, or enhanced services;

o economic weakness, including inflation, or political instability in particular foreign economies and markets;

o        difficulty in collecting accounts receivable;

o compliance with tax, employment immigration and labor laws for employees living and traveling abroad;

o        foreign taxes including withholding of payroll taxes; and

o foreign currency fluctuations, which could result in increased operating expenses and reduced revenues; and other obligations incident to doing business or operating a subsidiary in another country.

In addition, we are subject to a variety of risks associated with the provision of unified communications and international voice site business management, any of which could negatively affect our business. These risks include providing easy telephone access to The iBasis Network(TM) and relying on third party vendors to create and refine different language models for each particular language or dialect.
These language models are required to create versions of our products that allow end users to speak the local language or dialect and be understood and authenticated. If vendors fail to develop localized versions of our products, our ability to address international market opportunities and to grow our business will be limited. These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations. A significant portion of our revenue has historically been generated by delivering calls to Asian, Middle Eastern and Latin American countries. Political or economic instability in countries to which we deliver substantial volumes of traffic could lead to difficulties in completing calls through our regional service providers or decreased call volume to these countries.

IF WE ARE NOT ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGE IN A COST-EFFECTIVE WAY, THE RELATIVE QUALITY OF OUR SERVICES COULD SUFFER.

The technology upon which our services depend is changing rapidly. Significant technological changes could render the hardware and software that we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to respond successfully to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.


WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR NETWORK ADEQUATELY AND COST-EFFECTIVELY TO ACCOMMODATE ANY FUTURE GROWTH.

Our Internet telephony business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls as well as other services. We will need to expand and upgrade our hardware and software to accommodate increased traffic. If we do not expand and upgrade quickly enough, we will not have sufficient capacity to handle the traffic and growth in our operating performance would suffer. Even with this expansion, we may be unable to manage new deployments or utilize them in a cost-effective manner. In addition to lost growth opportunities, any one of these failures could adversely affect customer confidence in The iBasis Network and could result in us losing business outright.


IF THE INTERNET DOES NOT REMAIN VIABLE AND CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS AND OTHER ENHANCED SERVICES, OUR BUSINESS WILL SUFFER.

The technology that allows voice and fax communications, and the delivery of other enhanced services and capabilities like VoCore and our Speech Solutions services, over the Internet, are still in the early stages of development.

Our future success will depend in part upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwith requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls and provide other services using the Internet at consistently high quality. As a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet, and other uses of the Internet for our enhanced services, must also be accepted by customers as an alternative to traditional services. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

Finally, if the overall performance of the Internet is seriously downgraded by Website attacks or other acts of computer vandalism or virus infection, our ability to deliver our communication services over the Internet could be adversely impacted.

IF WE FAIL TO MANAGE OUR GROWTH, WE COULD LOSE CUSTOMERS.

We have grown rapidly and expect to continue to do so. In order to increase the number of our customers and the size of our operations, we will need to improve our administrative, accounting, operating systems and controls. We may need to redesign several internal systems. Our attention to these matters may distract us from other aspects of our business. Moreover, failure to implement new systems and controls may hamper our ability to provide services to customers and may impair the quality of our services, which could result in the loss of customers.


OUR CASH RESERVES WOULD DECLINE SIGNIFICANTLY IF WE CANNOT COLLECT DEBTS FROM OUR CUSTOMERS.

We generate much of our revenue from a limited number of customers. Customers may also discontinue their use of our services at any time, and without notice. Some of our customers have filed for bankruptcy or are in the midst of reorganizing. Other customers have delayed payments to owed to us. We may be unable to collect amounts due to us by these customers. Therefore, in any given quarter, we would lose a significant amount of revenue or cash if we lost one or more major customers or if a major customer is unable or unwilling to pay amounts owed to us on a timely basis or at all.


WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING THE SKILLED EMPLOYEES WE NEED TO EXECUTE OUR GROWTH PLANS. WE DEPEND HEAVILY ON OUR KEY MANAGEMENT.

Our future success will depend, in large part, on the continued service of our key management and technical personnel. If any of these individuals are unable or unwilling to continue in their present positions, our business, financial condition and results of operations would suffer. We do not carry key person life insurance on our personnel. While most of our key management has entered into employment agreements with us, these agreements do not ensure their continued employment with us.

WE WILL NEED TO ATTRACT SKILLED PERSONNEL TO EXECUTE OUR GROWTH PLANS.

Our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for these employees in our industry at times has been intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. We may not be able to retain our employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting and retaining skilled personnel, we may not be able to grow at a sufficient rate to achieve profitable operations.


A FAILURE TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE ON ACCEPTABLE TERMS COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

We may need additional capital or cash in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations, and cash on hand may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. We may pursue different strategies of raising funds necessary to maintain or grow operations. These strategies may include but are not limited to, bank or equipment financings, and raising funds through equity sales or sales of assets, among other strategies. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in our being unable to grow as required to attain profitable operations.

THE ANTICIPATED GAINS OF OUR INVESTMENTS IN CAPITAL INFRASTRUCTURE AND IN STRATEGIC EQUITY ACQUISITIONS MAY NEVER BE REALIZED.

We have invested heavily in overseas operations and deployed Internet central offices in various countries around the world. Due to our ability to exchange telephony and data traffic with major customers at fewer points, we find it is no longer necessary to deploy such infrastructure. We have also made equity investments in strategic partners, which have failed or are not generating the returns that were expected. These investments may have a negative impact on our cash and financial position. We may never be able to realize a return on these investments.


IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED.

We rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property. Unauthorized third parties may copy our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. We may seek to patent software or equipment in the future. We do not know if any of our future patent applications will be issued with the scope of the claims we seek, if at all. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer. We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted a material patent infringement claim against us. It is possible, however, that such a claim might be asserted successfully against us in the future. Our ability to provide our services depends on our freedom to operate. That is, we must ensure that we do not infringe upon the proprietary rights of others or have licensed all necessary rights. We have not requested or obtained an opinion from counsel as to whether our services infringe upon the intellectual property rights of any third parties. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad. We have received letters and other notices claiming that certain of our services may infringe patents or other intellectual property of other parties. To date, none of these has resulted in a material restriction on any use of our intellectual property or has had a material adverse impact on our business. We may be unaware of intellectual property rights of others that may, or may be claimed to, cover our technology. Current or future claims could result in costly litigation and divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements to the extent necessary for the conduct of our business. However, we may be unable to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our business and profitability. We rely on a variety of technology, primarily software that is licensed from third parties. Continued use of this technology by us requires that we purchase new or additional licenses from third parties. We cannot assure you that we can obtain those third-party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our services or to enhance and upgrade our services.


WE MAY UNDERTAKE ADDITIONAL STRATEGIC ACQUISITIONS IN THE FUTURE AND ANY DIFFICULTIES FROM INTEGRATING THESE ACQUISITIONS COULD DAMAGE OUR ABILITY TO ATTAIN OR MAINTAIN PROFITABILITY.

We may acquire additional businesses and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

                          RISKS RELATED TO OUR COMPANY

THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.

From time to time, the stock market has experienced, and is likely to continue to experience, extreme price and volume fluctuations. Prices of securities of Internet-related companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the affected companies. The market price of shares of our common stock has fluctuated greatly since our initial public offering and could continue to fluctuate due to a variety of factors.


WE HAVE BEEN SERVED WITH CLASS ACTION COMPLAINTS RELATING TO OUR INITIAL PUBLIC OFFERING.

We have been served with several class action suits that relate to our initial public ofering and allege that the underwriters of such offering received undisclosed compensation in connection therewith. An adverse resolution of one or more of these lawsuits, if not covered by insurance, would have a material adverse effect on our financial position. For more information see also "Legal Proceedings" below.

INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

The regulatory treatment of Internet telephony and our enhanced services offerings outside of the United States varies widely by country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. In some of those countries, licensed telephony carriers as well as foreign regulators have questioned our legal authority and/or the legal authority of our partners to offer our services. We may face similar questions in additional countries. If we are forced to suspend or discontinue operations as a result of foreign regulatory or legal challenges, this could substantially affect our ability to achieve profitability. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially impose subsidies or other costs on Internet telephony providers. In addition, many countries have not yet addressed Internet telephony in legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony or related services, including our enhanced offerings, in one or more countries, could limit our ability to provide our services or make them more expensive. Finally, international organizations such as the International Telecommunications Union and the European Commission are continuing to examine whether Internet telephony should continue to be subject to light regulation. Adverse recommendations by these bodies could also limit our ability to provide services profitably. In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, these countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. We currently have subsidiaries in Argentina, Australia, Brazil, Hong Kong, Israel, Japan, Mexico, Peru, the United Kingdom and Singapore. We are authorized to provide services in Belgium, Canada, France, Germany, Italy, Netherlands, Peru, Singapore, Spain, Switzerland, and the United Kingdom, and the United States. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in these jurisdictions, or limit our ability to enforce contacts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any of these requirements or that they will be able to continue to comply with any of these requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them, and would result in a loss of revenue for us. Additionally, it is possible that countries may apply laws to transport services provided over the Internet, including laws governing:

o        sales and other taxes, including payroll withholding applications;

o        user privacy;

o        labor and employment practices;

o        pricing controls;

o        characteristics and quality of products and services;

o        consumer protection;

o cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

o        copyright, trademark and patent infringement; and

o claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

If foreign governments or other bodies begin to regulate or prohibit Internet telephony or our other services, this regulation could have a material adverse effect on our ability to attain or maintain profitability.


THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES THAT COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

While the Federal Communications Commission has tentatively decided that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Some Congressional elements are dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on our industry. These regulations could mean imposition of surcharges related to such things as access or universal service. We cannot assure you that state government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. This regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect our ability to attain or maintain profitability. We are not licensed to offer traditional telecommunications services in any U.S. state and we have not filed tariffs for any service at the Federal Communications Commission or at any state regulatory commission. Nonetheless, as more fully discussed in our Annual Report on Form 10-K for the year ended December 31, 2000, under the caption "Government Regulation", aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, universal service funding, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements. This regulation may also negatively impact the cost of doing business and materially adversely affect our ability to attain or maintain profitability.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL.

Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of our company, even if that change in control may be beneficial to stockholders:

o our board of directors has the authority to issue common stock and preferred stock, and to determine the price, rights and preferences of any new series of preferred stock, without stockholder approval;

o our board of directors is divided into three classes, each serving three-year terms;

o our stockholders need a supermajority of votes to amend key provisions of our certificate of incorporation and by-laws;

o        there are limitations on who can call special meetings of stockholders;

o        our stockholders may not take action by written consent; and

o our stockholders must provide specified advance notice to nominate directors or submit stockholder proposals.

In addition, provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.


                               ABOUT IBASIS, INC.

         We are a provider of advanced Internet-based voice communications. We deliver toll-quality, international voice services and provide the infrastructure for hosted communications solutions, including unified communications and speech-enabled content, e-commerce and customer service applications. We were incorporated in Delaware in 1996 and our principal executive offices are located at 20 Second Avenue, Burlington, Massachusetts 01803. Our telephone number is (781) 505-7500 and our Web site is located at www.ibasis.net. Information contained on our Web site is not a part of this prospectus.

 THE PRICEINTERACTIVE, INC. AMENDED AND RESTATED 2000 RESTRICTED STOCK PLAN

         On February 27, 2001, PriceInteractive, Inc., a Delaware corporation, merged with and into our wholly-owned subsidiary, iBasis Speech Solutions, Inc. and as a result we acquired all of the outstanding capital stock of PriceInteractive. In connection with that merger we assumed the PriceInteractive, Inc. Amended and Restated 2000 Restricted Stock Plan and the awards previously granted under the Plan. This prospectus is part of a registration statement under the Securities Act of 1933 that registers the issuance of shares of our common stock pursuant to the grant of new awards under the plan, and the resale of shares of our common stock issued under this plan by the recipients thereof. The common stock underlying the awards is subject to vesting conditions and is contingent upon the recipients continued employment with iBasis. Generally, the restrictions on the shares of iBasis common stock subject to the plan lapse as to 50% of a holder's shares if that employee remains an employee of iBasis as of December 31, 2001, and any remaining restrictions lapse in full on December 31, 2002, if the employee remains an employee of iBasis on such date. The lapse of these vesting conditions is subject to acceleration upon certain events, including the termination of such selling stockholder's employment by iBasis without cause. In the event that an employee is terminated, any shares of common stock subject to the plan and held by such employee which are not accelerated may be canceled and reissued by iBasis at the direction of the administrator of the plan to other former employees of PriceInteractive participating in the plan.

                              SELLING STOCKHOLDERS

         As used in this prospectus, the term "selling stockholders" includes the holders listed below as well as an undetermined number of additional persons who are not affiliates of iBasis who may hold up to 1,000 shares of iBasis common stock issued under the plan.

         Because the selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them, no estimate can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this registration statement is declared effective. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided to iBasis the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

         The following table sets forth information regarding the beneficial ownership of the shares by the selling stockholders as of the date of this prospectus. None of the selling stockholders owns 1% or more of the outstanding common stock and none of the selling stockholders will hold any shares of common stock after the offering. As of August 14, 2001 there were approximately 45.2 million shares of common stock issued and outstanding. All of the shares to be sold by each selling stockholder hereunder are subject to the vesting conditions described under "The PriceInteractive Amended and Restated 2000 Restricted Stock Plan" above.


    NAME OF SELLING                         SHARES BENEFICIALLY OWNED PRIOR TO         SHARES
     STOCKHOLDERS                                      OFFERING (1)                   OFFERED
   ----------------                         ----------------------------------       --------

Asokan, Ramachandran                                           3,590                 3,590
Bailey, Joe                                                    2,154                 2,154
Bartolomei, David                                              4,308                 4,308
Bittner, Steve                                                44,875                44,875
Blackburn, Carrie                                              2,512                 2,512
Buckman, Deborah                                               1,436                 1,436
Callahan, Colin                                               11,128                11,128
Cooke, Todd                                                    2,512                 2,512
Costenbader, Dave                                             21,540                21,540
Covert, Fred                                                   4,308                 4,308


    NAME OF SELLING                         SHARES BENEFICIALLY OWNED PRIOR TO         SHARES
     STOCKHOLDERS                                      OFFERING (1)                   OFFERED
   ----------------                         ----------------------------------       --------

Crow, Steve                                                   10,770                10,770
Crum, Stacey                                                   2,154                 2,154
Davis, Judy                                                   10,770                10,770
Dhawan, Vishal                                               127,896               127,896
Digby, Amy                                                     2,692                 2,692
D'Souza, Marcius                                               5,744                 5,744
Embuscado, Arnel                                               3,590                 3,590
Ford, Eugene (Dan)                                             4,308                 4,308
Fredericks, Steve                                              1,795                 1,795
Godfrey, Charles                                               4,308                 4,308
Godfrey, Hedyeh                                                4,308                 4,308
Gray, Josh                                                    19,745                19,745
Green, David                                                   1,076                 1,076
Hamilton, John                                                 1,436                 1,436
Hanson, Bruce                                                 12,026                12,026
Herring, Becky                                                 1,256                 1,256
Hibbard, Mike                                                  9,872                 9,872
Higgins, Jacqui                                                2,154                 2,154
Hodges, Steve                                                  1,257                 1,257
Hoehl, Karen                                                   4,308                 4,308
Hyde, Sara                                                     1,346                 1,346
Jacobs, Sarah                                                 10,770                10,770
Jian, David                                                    1,795                 1,795
Kang, Michael                                                  1,795                 1,795
Kulesa, Susan                                                  4,667                 4,667
Kumpf, Tom                                                     9,155                 9,155
Langhorne, Darren                                             11,488                11,488
Larison, Beverly                                               1,257                 1,257
Larson, Jinann                                                 1,257                 1,257
Lenhard, Chris                                                 1,077                 1,077
Lindsey, Lynn                                                  1,077                 1,077
Logan, Paul                                                   43,080                43,080
Mentall, David                                                 1,256                 1,256
Meredith, Susan                                                1,795                 1,795
Michael, Karina                                                8,975                 8,975
Michallas, George                                              8,616                 8,616
Moore, Dan                                                   185,337               185,337
Patterson, James                                               4,308                 4,308
Pinheiro, Karen                                                1,256                 1,256
Rao, Kanchana                                                  1,436                 1,436
Ratay, Bob                                                     1,616                 1,616
Riegle, Jill                                                   8,975                 8,975
Rodgers, Tad                                                  52,504                52,504
Saeger, Terry                                                 17,770                17,770
Sage, Laurie                                                   2,512                 2,512
Sahoo, J Ramesh                                                2,692                 2,692
Schlimmee, Kurt                                               28,002                28,002
Shields, Bob                                                   1,256                 1,256
Shomo, Milton                                                 10,052                10,052
Siegler, Ben                                                   6,102                 6,102
Sillah, Bintou                                                 1,076                 1,076
Sokol, Nellie                                                 10,770                10,770


    NAME OF SELLING                         SHARES BENEFICIALLY OWNED PRIOR TO         SHARES
     STOCKHOLDERS                                      OFFERING (1)                   OFFERED
   ----------------                         ----------------------------------       --------

Stathopolous, George                                           2,154                 2,154
Sussman, Chris                                                 2,154                 2,154
Thompson, Aaron                                               26,207                26,207
Upadhyaya, Vasudha                                             1,795                 1,795
Watson, Joe                                                    7,180                 7,180
Weiss, Keith                                                  35,900                35,900
Whetzel, Jean                                                  1,975                 1,975
Whittle, Mark                                                 23,334                23,334
Wilkins, Jeff                                                 15,796                15,796
Williams, Charla                                               8,616                 8,616
Wilson, Tim                                                    2,872                 2,872
Wooding, Michele                                               4,128                 4,128
Wright, Kathy                                                 27,284                27,284
Zalubas, Mark                                                  8,975                 8,975
Zhu, Ziaoquing                                                 2,154                 2,154
Other non-affiliates of iBasis                                41,840                41,840

         TOTAL                                               987,262               987,262
         =====                                               =======               =======

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.


                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling stockholders may be sold from time to time by the selling stockholders as a principal or through one or more brokers, dealers or agents from time to time in one or more transactions, which may involve crosses or block transactions, in special offerings, in negotiated transactions, or otherwise. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and brokers, dealers or agents, or purchasers. The selling stockholders may effect transactions by selling the shares directly to purchasers or by selling shares to or through brokers or dealers and these brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom these brokers or dealers may act as agent, or to whom they sell as principal, or both, which compensation to a particular broker or dealer might be in excess of customary commissions or be changed from time to time. The selling stockholders and any brokers, dealers or agents who participate in a sale of the shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and the commissions paid or discounts allowed to any of these brokers, dealers or agents in addition to any profits received on resale of the shares if any of these brokers, dealers or agents should purchase any shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         In addition, any shares covered by this prospectus that qualify for sale pursuant to Rules 701 and 144 of the Securities Act may be sold under Rules 701 and 144 rather than pursuant to the prospectus. A selling stockholder also may pledge the shares as collateral for margin accounts and the shares may be resold pursuant to the terms of these accounts.

         We will pay all of the expenses incident to the registration of the shares to the public hereunder other than commissions, fees and discounts of brokers, dealers, agents and the selling stockholders' attorney's fees.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of any of the shares by the selling stockholders.

                                LEGAL PROCEEDINGS

         Beginning August 1, 2001, we were served with several class action complaints that were filed in the United States District Court for the Southern District of New York against us and several of our officers, directors, and former officers and directors, as well as against the investment banking firms that underwrote our November 11, 1999 initial public offering of common stock. The complaints were filed on behalf of persons who purchased our common stock during different time periods, all beginning on or after November 10, 1999 and ending on or before December 6, 2000. The complaints are similar to each other and to hundreds of other complaints filed recently against other issuers and their underwriters, and allege violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 primarily based on the assertion that there was undisclosed compensation received by our underwriters in connection with our initial public offering.

         Although neither iBasis nor the individual defendants have filed answers in any of these matters, iBasis believes that it and the individual defendants have meritorious defenses to the claims made in the complaints and intends to contest the lawsuits vigorously. However, there can be no assurance that we will be successful in such a defense. In addition, even though we have insurance and contractual protections that could cover some or all of the potential damages in these cases, or amounts that we might have to pay in settlement of these cases, an adverse resolution of one or more of these lawsuits could have a material adverse affect on our financial position and results of operation in the period in which the lawsuits are resolved. Given the early stage of the proceedings, we are not presently able to estimate potential losses, if any, related to the lawsuits.


                                     EXPERTS

         The financial statements of iBasis, Inc. incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of PriceInteractive, Inc. incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  INCORPORATION OF DOCUMENTS BY REFERENCE

         We incorporate by reference the following documents filed by us with the Securities and Exchange Commission:


                                                                                      PERIOD OR DATE

The description of our common stock contained in our registration statement filed with the SEC under Section 12(g) of the Securities Exchange Act, including
any amendment or report filed for the purpose of updating such description .....      Filed August 24, 1999


Annual Report on Form 10-K......................................................      Filed February 26, 2001


Current Report on Form 8-K......................................................      Filed March 14, 2001


Quarterly Report on Form 10-Q...................................................      Filed August 14, 2001


         In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4:  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5:  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specified other persons to the extent and under the circumstances set forth therein.

         The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which have been filed as Exhibits
3.1 and 3.2 to iBasis' Annual Report on Form 10-K for its fiscal year ended December 31, 2000, provide for advancement of expenses and indemnification of officers and directors of iBasis and specified other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         We intend to maintain insurance for the benefit of our directors and officers insuring these persons against certain liabilities, including liabilities under the securities laws.

ITEM 7:  EXEMPTION FROM REGISTRATION CLAIMED.

         The issuance of the shares of restricted stock covered by this Registration Statement and offered for resale by the prospectus included herein were made in reliance on, among other applicable exemptions from registration, Rule 701 of the Securities Act.

ITEM 8:  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

         4.1 Specimen Certificate for shares of the Registrant's common stock (incorporated by reference from Exhibit Specimen Certificate for shares of the Registrant's common stock to the Registrant's Registration Statement on Form S-1 (file no. 333-85545)).

         4.2      The PriceInteractive Amended and Restated 2000 Restricted
                  Stock Plan.

         4.3 Form of Award Agreement issued under the PriceInteractive Amended and Restated 2000 Restricted Stock Plan.

         5 Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock registered hereunder.

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of Arthur Andersen LLP.

         23.3 Consent of Bingham Dana LLP, counsel to the Registrant (included in Exhibit 5).

         24 Power of Attorney (contained on the signature page of this Registration Statement).

------------------------------


ITEM 9:  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts on the 17th day of August, 2001.

                                     iBASIS, INC


                                     By:  /s/ OFER GNEEZY
                                          -------------------------------------
                                          Ofer Gneezy
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and Directors of iBasis, Inc., hereby severally constitute and appoint Ofer Gneezy and Jonathan Draluck, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and Directors to enable iBasis to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures, as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    SIGNATURE                                                          TITLE                           DATE


                                                      President, Chief Executive Officer
/s/ OFER GNEEZY                                       and Director (Principal Executive
------------------------------------                  Officer)
    Ofer Gneezy


                                                      Vice President, Corporate
                                                      Development, Interim Chief Financial
/s/ D.J. LONG                                         Officer (Principal Financial and
------------------------------------                  Accounting Officer)
    D.J. Long


/s/ GORDON J.  VANDERBRUG                             Executive Vice President and Director
------------------------------------
    Gordon J.  VanderBrug


/s/ DANIEL PRICE                                      Director
------------------------------------
    Daniel Price


/s/ CHARLES N.  CORFIELD                              Director
------------------------------------
    Charles N.  Corfield


/s/ CHARLES M.  SKIBO                                 Director
------------------------------------
    Charles M. Skibo


/s/ CARL REDFIELD                                     Director
-------------------------------------
    Carl Redfield


/s/ W. FRANK KING                                     Director
--------------------------
    W. Frank King

                                  EXHIBIT INDEX

  EXHIBIT NO                 DESCRIPTION OF DOCUMENTS
  ----------                 ------------------------

         4.1 Specimen Certificate for shares of the Registrant's common stock (incorporated by reference from Exhibit Specimen Certificate for shares of the Registrant's common stock to the Registrant's Registration Statement on Form S-1 (file no. 333-85545)).

         4.2      The PriceInteractive Amended and Restated 2000 Restricted
                  Stock Plan.

         4.3 Form of Award Agreement issued under the PriceInteractive Amended and Restated 2000 Restricted Stock Plan.

         5 Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock registered hereunder.

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of Arthur Andersen LLP.

         23.3 Consent of Bingham Dana LLP, counsel to the Registrant (included in Exhibit 5).

         24 Power of Attorney (contained on the signature page of this Registration Statement).

---------------------------